Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-33000, 333-94723, 333-64755, 333-64605,
333-59523,  333-57613,  333-81533,  333-51067,  333-45139, 333-37713, 333-25431,
333-81533 and 333-38068), in the Registration Statements on Forms S-8 (No. 333-31969, 333-93117, 333-92327, 333-11294, 33388421 and 333-39553), and in the
Registration Statement on Forms S-4 (No. 333-38420) of Applied Digital Solutions, Inc. and subsidiaries (formerly Applied Cellular Technology, Inc.) of our report dated February 24, 1998 relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K, as amended.




 /S/ Rubin, Brown Gornsetin & Co. LLP
Rubin, Brown Gornsetin & Co. LLP
St. Louis, Missouri
April 23, 2001